Exhibit 16.1


October 13, 2000




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Commissioners:

We have read the statements made by TRISM, Inc., which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated October 6, 2000. We agree with the statements concerning our Firm in such Form 8-K.


Very truly yours,



PricewaterhouseCoopers LLP